UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PursuanT to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 23, 2013

SANGAMO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30171	68-0359556
(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd.	Richmond, California 94804
(Address of Principal Executive Offices)	(Zip Code)

(510) 970-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On August 23, 2013, Sangamo BioSciences, Inc. (the “Company”) and its wholly-owned subsidiary CG Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ceregene, Inc., (“Ceregene”) and a stockholders’ representative. Pursuant to the Merger Agreement, the Company will acquire Ceregene (the “Acquisition”), a privately held biotechnology company focused on the development of adeno-associated virus (“AAV”) gene therapies. The acquired assets include all of Ceregene’s therapeutic programs, including CERE-110, an AAV vector delivery system for the treatment of Alzheimer’s disease that is currently in a Phase 2 clinical trial, certain intellectual property rights relating to the manufacturing of AAV, and certain toxicology and safety data from Ceregene’s human clinical trials.

Pursuant to the Merger Agreement, upon closing of the Acquisition (the “Closing Date”), Merger Sub will merge with and into Ceregene, with Ceregene continuing as the surviving company and a wholly-owned subsidiaries of the Company. On the Closing Date, each share of Ceregene’s issued and outstanding capital stock held by its stockholders will be converted to the right to receive a portion of the merger consideration for the Acquisition, which consists initially of (i) 100,000 shares of common stock of the Company, par value $0.001 per share, and (ii) amount of cash and cash equivalent of Ceregene on the Closing Date less certain liabilities and expenses. In addition to such initial merger consideration, the Company is required to make contingent earn-out payments (the “Earn-Out Payments”) to the stockholders of Ceregene as follows:

•   If the Company grants a third-party license to develop and commercialize Ceregene’s CERE-110 for the treatment of Alzheimer’s disease or CERE-120 for the treatment of Parkinson’s diseases or Huntington’s disease (the “Earn-Out Products”), the Company is required to pay a double digit percentage of any upfront and milestone payments the Company receives for such license, subject to certain reductions based on expenses incurred by the Company in the development of the Earn-Out Products; and

•   If the Company commercializes any Earn-Out Product itself, the Company is required to pay, for each Earn-Out Product, royalty-like earnout payments as a percentage of net sales that range in the low double digits depending upon the amount of net sales, subject to certain reductions by the Company.

Also on the Closing Date, the Company, Ceregene and certain of its stockholders will enter into an indemnity escrow agreement, pursuant to which a portion of the purchase price will be deposited in an escrow account for the benefit of the Company to satisfy indemnity obligations of the stockholders under the Merger Agreement.

The consummation of the Acquisition is subject to customary conditions, including the approval from the stockholders of Ceregene. The Merger Agreement also contains customary representations, warranties, and indemnification provisions. The Merger Agreement may be terminated at any time prior to the Closing Date by mutual consent of the Company and Ceregene, and by the Company or Ceregene if the Acquisition is not consummated by November 15, 2013, subject to certain exceptions.

The description above is only a summary and qualified in its entirety by the Merger Agreement, a copy of which will be filed by the Company as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the closing of the Acquisition.

A copy of the press release issued by the Company announcing the Acquisition is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated by reference to this Item 1.01.

Item 9.01      Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit	Description
99.1	Press Release Dated August 26, 2013
99.2	Updated Company Risk Factor

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

By:	/s/ Edward O. Lanphier II
Name: Edward O. Lanphier
Title: President, Chief Executive Officer

Dated: August 26, 2013